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                                                                  Exhibit 10.119

                              SMART & FINAL, INC
                               600 Citadel Drive
                          Commerce, California  90040

                                                           As of January 1, 1999
Ross E. Roeder


Dear Ross:
          Smart & Final Inc., a Delaware corporation (the "Company"), is pleased to offer you employment in accordance with the terms of this Agreement:

          1. Position. You will serve in a substantially full-time capacity and will devote substantially all of your full-time efforts as the Chairman and Chief Executive Officer of the Company and shall report exclusively to the Board of Directors of the Company (the "Board"). In devoting your full-time efforts you will be available on weekends and Company holidays as you deem necessary to perform your duties. You will have duties, authorities and responsibilities commensurate with your position as Chairman and Chief Executive Officer of the Company. Upon the expiration of your term as a director during the Employment Term, the Company will recommend you for re-election to the Board. You will, of course, be allowed to participate in charitable, community or industry affairs, to manage your and any family investments and to serve on the board of directors of other companies which are not in direct competition with the Company to the extent that such activities do not materially interfere with the performance of your duties hereunder or create a conflict of interest.

          2. Term. The term of your employment under this Agreement (the "Employment Term") shall commence as of January 1, 1999 (the "Commencement Date") and, unless terminated earlier as provided in Section 9 below, shall terminate on December 31, 2001 (the "Original Employment Term") except that the Employment Term shall be automatically extended, subject to earlier termination as provided in Section 9 below, for an additional two (2) year period terminating December 31, 2003 unless either (i) prior to June 30, 2001, the Company has given you written notice (the "Notice of Non-Renewal") that the Employment Term shall terminate at the end of the Original Employment Term or
(ii) if the Notice of Non-Renewal is not delivered to you in accordance with (i) above, you give the Company, written notice, prior to July 31, 2001, that the Employment Term shall terminate at the end of the Original Employment Term.

          3. Base Salary. During the Employment Term, the Company shall pay you an annual base salary (the "Base Salary") in an amount not less than Six Hundred Thousand Dollars ($600,000) in accordance with the Company's normal payroll practices for senior executives. Base Salary shall be reviewed at least annually for increase (but not decrease) by the

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Compensation Committee of the Board (the "Committee"). If so increased, the Base
Salary shall not be thereafter decreased and shall thereafter, as increased, be the Base Salary hereunder.

          4. Annual Bonus. For each calendar year and portion thereof during the Employment Term, commencing with the 1999 calendar year, you shall be eligible to participate in a performance-based annual bonus plan which provides you with a minimum annual target bonus amount of not less than one hundred percent (100%) of your then current Base Salary. The criteria upon which such performance targets are based shall be determined by the Board in consultation with you and may include Company sales and/or earnings per share or such other criteria as agreed upon by the parties hereto. The annual performance targets must be reasonably attainable and shall be established by the mutual agreement of the parties hereto.

          5. Office/Expenses/Relocation. While your principal office for purposes of your employment with the Company will be at the Company's headquarters in Commerce, California, you have indicated that you intend to retain a residence, including an office for the performance of your duties hereunder, in St. Petersburg, Florida. The Company will reimburse you for your reasonable business, entertainment and travel expenses related to your services on behalf of the Company, including, but not limited to, your travel expenses between Florida and the Company's headquarters. If at any time during the Employment Term you desire to acquire a residence in the Los Angeles area, the Company will reimburse you for your reasonable moving and relocation expenses and provide you with temporary housing consistent with the Company's policy for relocating senior executives (with a Tax Gross Up, which term shall have the meaning set forth in Section 18).

          6.  Restricted Stock.

              a. Simultaneous with the execution of this Agreement, the Company shall award you a bonus in the form of Fifty Thousand (50,000) restricted shares of the Company's common stock (the "Restricted Stock") under the Company's Long Term Equity Compensation Plan (the "Equity Plan") in accordance with the terms of the Restricted Stock Agreement annexed as Attachment A hereto. The Restricted Stock shall fully vest on February 17, 2000, or, if earlier, on such date that the Company's common stock (the "Common Stock") fully attains the Common Stock trading price target set forth in the Restricted Stock Agreement, provided that, in either case, you are in continuous service with the Company as an employee through such date. Notwithstanding the foregoing, in the event of a Change in Control of the Company (as defined in Exhibit A hereto), your termination due to death or Disability, a termination without Cause or a termination with Good Reason, all shares of Restricted Stock shall immediately vest. In addition, in the event that the stockholders of the Company engage in a transaction that causes the Company to cease to be subject to the reporting obligations of the Securities Exchange Act of 1934, as amended (a "Going Private Transaction"), (i) all shares of Restricted Stock shall fully vest twenty (20) business days prior to the consummation of such transaction, (ii) you shall have the same rights and privileges with regard to the vested shares of Restricted Stock as the selling stockholders of the Company in such transaction on a pari
                                                                          ----
passu basis, and (iii) the Company shall provide you with a replacement
- -----
incentive on a going-forward

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basis that provides substantially equivalent economic value to you and recognizes, for vesting purposes, your prior service under this Agreement. It is intended that you will receive an additional award of restricted stock in February 2000 which will have terms that are not less favorable to you than those applicable to the Restricted Stock and will be for at least 1.5 times the number of shares of restricted stock that are then granted to any other executive of the Company.

          b. In the event that you file an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), to be taxed with respect to the fair market value of the Restricted Stock (or any future grant of restricted stock you receive from the Company) on the date such shares are transferred to you (the "83(b) Tax"), the Company will provide you with a loan, to be evidenced by a promissory note (the "Note"), with a principal amount equal to the amount of taxes payable on the compensation recognized as a result of the shares of restricted stock and the 83(b) election. The principal amount of the Note will be due and payable on December 31, 2001 or, if earlier, on your termination due to death or Disability, termination without Cause, termination with Good Reason or termination pursuant to Section 11b. below. The Note, including all accrued and unpaid interest thereon, will be unsecured, but with full recourse. The interest rate of the Note will be equal to the minimum applicable federal rate, published by the Internal Revenue Service for the month during which the Note is executed, that is necessary to avoid imputed interest income under the Code, and such interest amount will be payable on each anniversary of the date of execution of the Note. You will receive a bonus at the same time an interest payment is due equal to the amount of the interest then accrued and payable under the Note plus a Tax Gross Up to the extent the interest is not deductible to you. The Company may apply the bonus and Tax Gross Up to pay the interest then due on the Note and for required withholding, respectively. Subject to the proviso below, a bonus in an amount equal to one hundred percent (100%) of the total principal due under the Note, will be given to you on December 31, 2001; provided that such bonus will be paid, if earlier, on your termination due to death or Disability, termination without Cause, termination with Good Reason or termination pursuant to Section 11b. below. The bonus may be applied by the Company to reduce the principal on the Note. You will also receive a Tax Gross Up with each bonus. The Tax Gross Up for this
Section 6 shall be calculated as if your aggregate tax rate (including all federal, state, and local income and payroll taxes) is 48.9%.

          7. Stock Options. Simultaneous with your execution of this Agreement, the Committee shall grant you non-qualified stock options (the "Options") to purchase Two Hundred Thousand (200,000) shares of Common Stock at an exercise price equal to the price of the "Casino Rights Offer" or, if such offering does not occur within sixty (60) days of your execution of this Agreement, at a price per share equal to the fair market value of the Common Stock on the date of execution of this Agreement pursuant to the Equity Plan in accordance with the terms of the Stock Option Agreement annexed as Attachment B hereto. The Options shall be for a ten (10) year term. Options to purchase 66,667 shares of the Common Stock will vest and become exercisable on December 31, 1999, Options to purchase an additional 66,666 shares of the Common Stock will vest and become exercisable on December 31, 2000 and Options to

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purchase the remaining 66,666 shares of the Common Stock will vest on December
31, 2001, provided that, in each instance, you are in continuous service with the Company as an employee through the applicable date. Notwithstanding the foregoing, in the event of a Change in Control of the Company, your termination due to death or Disability, a termination without Cause, termination of the Employment Term at the end of the Original Employment Term following a notice from you pursuant to Section 2 above, or a termination with Good Reason, all then outstanding Options shall immediately vest and shall remain exercisable for the two (2) year period following your date of termination of employment, but in no event beyond the expiration of their stated term. In the event of your termination without Good Reason, all then vested Options shall remain exercisable for a period of ninety (90) days, but in no event beyond the expiration of their stated term. In addition, in the event of a Going-Private Transaction, (i) all Options shall fully vest twenty (20) business days prior to the consummation of such transaction, (ii) you shall have the same rights and privileges with regard to the shares subject to, or acquired through, the Options as the selling stockholders of the Company in such transaction on a pari passu basis, and (iii) the Company shall provide you with replacement incentives
- ---- -----
on a going-forward basis that provides substantially equivalent economic value to you and recognizes, for vesting purposes, your prior service under this Agreement. It is intended that, during the Employment Term, you will receive additional grants of stock options in February of each year which will have terms that are not less favorable to you than those applicable to the Stock Options and which will be to purchase at least 1.5 times the number of shares that are covered by any stock options then granted to any other executive of the Company. During the Employment Term, the Company will file and maintain Forms S-3 and/or Forms S-8 as reasonably requested by you with regard to the shares of Common Stock under Sections 6 and 7.

          8. Employee/Fringe Benefits. You will be eligible to participate in all employee benefit, welfare, retirement, equity and fringe plans, programs and perquisites that are offered from time to time to senior executives of the Company at a level commensurate with your positions in accordance with the terms of such plans, programs and perquisites. Your service on the Board will be recognized for all purposes under all of the Company's plans and programs (other than retirement plans qualified under Section 401(a) of the Code or the Supplemental Executive Retirement Plan). In addition, the Company shall provide you with the following benefits:

               a. Effective as of the Commencement Date, you shall be entitled to a benefit under the Supplemental Executive Retirement Plan (the "SERP") following your retirement from the Company in accordance with its terms and conditions, provided that such benefit shall be not less than One Hundred Twenty-Five Thousand Dollars ($125,000) per year in the form of a single life annuity or, if you elect, a joint-and-survivor benefit, in an amount which shall be actuarially equivalent to such single life annuity. The Company agrees to make any modifications to the SERP which are necessary to provide for such benefit and to make contributions to the SERP in a manner consistent with the funding provided for other SERP participants. Except in the case of your termination with Cause, all forfeiture provisions under

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the SERP shall not apply and your termination of employment with the Company for any other reason shall be deemed a retirement under the SERP.

               b. During the Employment Term, the Company shall (i) pay you an automobile allowance of One Thousand Dollars ($1,000) per month, (ii) reimburse you for maintenance expenses for such automobile not exceeding Two Thousand Five Hundred Dollars ($2,500) per calendar year and for operating expenses (including gasoline) in accordance with the Company's written policies, and (iii) pay your insurance premiums for such automobile.

               c. During the Employment Term, the Company shall pay your financial planning expenses with AYCO (or a similar financial services provider as agreed by the parties hereto) up to a limit of Fifteen Thousand Dollars ($15,000).

               d. During the Employment Term, you shall be entitled to paid vacation of a minimum of five (5) weeks per calendar year, in accordance with the standard written policy of the Company.

               e. During the Employment Term, the Company will provide you with a long term disability policy providing disability benefits of at least sixty percent (60%) of your Base Salary to the extent available on reasonable commercial terms or, alternatively, include you in any then existing Company long term policy provided for other Company senior executives at the level provided in such policy. In addition, you shall receive a Tax Gross Up on any pre-tax contributions you make towards such long term disability policy.

               f. The Company shall provide you and any spouse full retiree medical insurance coverage (as defined under the Company's current retiree medical insurance arrangement) and shall pay the premiums for such coverage for the remainder of your lives in the event of your termination of employment due to death, Disability, termination without Cause, termination with Good Reason, or termination pursuant to Section 11b. below.

          9. Termination of Employment Term. The Employment Term and your employment with the Company shall terminate earlier than as provided under
Section 2 above, as follows:

              a. Termination by the Company with Cause (as defined in Section
10), provided that the Company delivers written notice (which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination) within ninety (90) days of the Board's discovery of the Cause event and such termination has been approved by at least two-thirds (2/3) of the Board at a meeting at which you and your counsel had the right to appear and address;

              b. Termination by the Company Without Cause. Termination by the Company without Cause shall include the termination of the Employment Term at the end of the Original Employment Term following the giving of a Notice of Non-Renewal by the Company

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pursuant to Section 2 above, and such termination shall be deemed a termination by the Company without Cause for the purposes of all of the provisions of this Agreement. Following the giving of a Notice of Non-Renewal by the Company, you may terminate the Employment Term effective at any time.

               c. Termination by you with or without Good Reason (as defined in Section 10);

               d.  Your death; or

               e. Your Disability termination, which shall mean termination by the Company because of your inability as a result of physical or mental incapacity to perform your material duties for one hundred eighty (180) consecutive days. The Company may only give notice of a Disability termination while you are so incapacitated.

          10.  Consequences of a Termination.

               a. In the event of any termination you shall receive your accrued but unpaid Base Salary, unpaid expenses, any unpaid annual bonuses or Tax Gross Up for any period prior to the termination, any unpaid bonuses (or pro rata minimum bonuses) under Section 4 above earned for the months in the current period prior to your termination and the benefits provided under Sections 6 and 7 to the extent applicable (collectively, the "Accrued Obligations").

               b. In the event that the Company terminates your employment without Cause or you terminate your employment with Good Reason, in addition to any Accrued Obligations, you will also receive the following severance benefits:

                  i. Continued payment on a monthly basis of your then current monthly Base Salary (without future increase) for the greatest of the following periods: (A) the number of months that were remaining in the then current Employment Term immediately prior to such termination, (B) twelve (12) months or
(C) if the termination without Cause follows the giving of a Notice of Non-Renewal by the Company under Section 2, above, twenty-four (24) months (the "Severance Period");

                  ii. Payment on a monthly basis during each month of the Severance Period of an amount equal to your annual bonus target for the last Company fiscal year completed prior to the date of termination divided by twelve
(12);

                  iii. Payment of you and your spouse's COBRA continuation coverage premiums for eighteen (18) months but in no event beyond the date you and your spouse cease to be eligible for COBRA coverage and, thereafter, you and your spouse shall be entitled to the retiree health benefits provided in Section 8f. above;

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                   iv.  As provided in Sections 6 and 7 above with regard to
your Restricted Stock and Stock Options;

                   v. Additional service and compensation credit (at your then current level) under the SERP through your attainment of age sixty-five (65);

                   vi. During the Severance Period, you will continue to participate in all Company fringe and employee benefit plans, programs and arrangements (without duplication of benefits otherwise provided herein) on the same after tax-basis as during your active employment except for the SERP and the Company's tax-qualified retirement plans and equity plans and programs; and

                   vii. The disability policy (including Tax Gross Up) provided for in Section 8 e. above for the twenty-four (24) month period ending December 31, 2003 if the Employment Term terminates at the end of the Original Employment Term pursuant to Section 2 above.

          c. In the event that you give notice to terminate the Employment Term at the end of the Original Employment Term pursuant to Section 2 above, you shall be entitled to continued payment on a monthly basis of your then current monthly Base Salary (without future increase) for a period of twelve (12) months from the end of the Original Employment Term.

          d. Cause means (i) your willful misconduct with respect to the Company which has a material adverse effect on the Company; (ii) your conviction of a felony; (iii) your willful failure to follow lawful and reasonable direction of the Board that is not cured within ten (10) days after your receipt of written notice specifying the details thereof; (iv) your willful, proven violation of the Company's policy against sexual harassment involving physical contact or solicitation of a sexual act which, in either case, has a material adverse impact on the Company; (v) your willful misrepresentations to the Board or your theft, fraud, embezzlement (other than good faith expense accounts disputes) which, in any case, has a material adverse effect on the Company; or
(vi) your other material breach of this Agreement that is not cured within twenty (20) days after your receipt of written notice specifying the details thereof. No action shall be deemed willful if taken by you in good faith as not being adverse to the best interests of the Company.

          e. Good Reason means (i) a diminution in title or reporting lines or a material diminution in your authority, duties or responsibilities; (ii) a relocation of your principal office without your consent; (iii) the failure to pay your Base Salary or any other material breach of this Agreement by the Company that remains uncured after you have given the Company ten (10) days written notice of such breach; (iv) the failure of any Successor to assume this

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Agreement in a writing delivered to you; or (v) your failure to be re-elected to the Board or appointed as Chairman of the Board during the Employment Term.

          11.  Change in Control Benefits.

               a. In the event of a Qualifying Termination during the period commencing one-hundred eighty (180) days prior to the date of a Change in Control and terminating on the second anniversary of the date of a Change in Control, then, in lieu of the benefits provided to you under Section 10 above, the Company shall pay you the following amounts within (except as otherwise provided) ten (10) business days of the Qualifying Termination (or, if later, the date of the Change in Control) and provide the following benefits:

                    i.  Any Accrued Obligations.

                    ii. A lump-sum cash payment equal to three (3) times your highest rate of Base Salary in effect at any time up to and including the date of your termination.

                    iii. A lump-sum cash payment equal to three (3) times the greater of: (i) your highest annual bonus earned over the three (3) fiscal years ending prior to the earlier of the Change in Control or the Qualifying Termination; or (ii) your annual bonus target for the fiscal year if termination.

                    iv. To the extent eligible prior or after the Change in Control (or, if earlier, the Qualifying Termination), continued participation, at no after tax cost to you, in all welfare plans for three (3) years after the date of termination, provided that in the event you obtain other employment that offers substantially similar or improved benefits, as to any particular welfare plan, such continuation coverage shall cease.

                    v. Three (3) additional years of service and compensation credit (at your then current level) under the SERP.

               b. A Qualifying Termination shall mean any termination of your employment: (i) by the Company without Cause, (ii) by you with Good Reason, or
(iii) by you for any reason (or no reason) during the thirty (30) day period commencing on the first anniversary of the date of the Change in Control.

          12.  Parachute Gross Up.  The provisions of Exhibit B shall apply.

          13. No Mitigation/No Offset. In the event of any termination of employment hereunder, including, for these purposes, the expiration of the Employment Term at the end of the Original Employment Term, you shall be under no obligation to seek other employment and there shall be no offset against any amounts due you under this Agreement on account of any remuneration attributable to any subsequent employment that you may obtain. The amounts

                                       8
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payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against you or others.

          14.  Non-Competition/Non-Solicitation/Confidentiality.

               a. You agree that during the Employment Term and the twelve (12) month period thereafter, you shall not be engaged as, or be, an employee, director, partner, principal, shareholder, advisor, in any other business, activity or conduct which directly competes with the primary business of the Company, provided that Competition shall not include: (i) holding five percent (5%) or less of an interest in the equity or debt of any publicly traded company, (ii) engaging in any activity with the prior written approval of the Board, or (iii) being employed by, or consulting for, a non-Competitive division or business unit of an entity which is in Competition with the Company (and participating in such entity's employee equity plans).

               b. You agree that during the Employment Term and the twelve (12) month period thereafter you shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any non-clerical employee(s), sales representative(s), agent(s), or consultant(s) of the Company to terminate such person's employment, representation or other association with the Company for the purpose of affiliating with any entity with which the you are associated.

               c. You specifically acknowledges that any trade secrets or confidential business and technical information of the Company or its vendors, suppliers or customers, whether reduced to writing, maintained on any form of electronic media, or maintained in mind or memory and whether compiled by you or the Company (collectively, "Confidential Information"), derives independent economic value from not being readily known to or ascertainable by proper means by others; that reasonable efforts have been made by the Company to maintain the secrecy of such information; that such information is the sole property of the Company or its vendors, suppliers, or customers and that any retention, use or disclosure of such information by you during the Employment Term (except in the course of performing duties and obligations of employment with the Company) or any time after termination thereof, shall constitute misappropriation of the trade secrets of the Company or its vendors, suppliers, or customers, provided that Confidential Information shall not include: (i) information that is at the time of disclosure public knowledge or generally known within the industry; (ii) information deemed in good faith by you, while employed by the Company, desirable to disclose in the course of performing your duties; (iii) information the disclosure of which you in good faith deems necessary in defense of your rights provided such disclosure by you is limited to only disclose as necessary for such purpose; or (iv) information disclosed by you to comply with a court, or other lawful compulsory, order compelling you to do so, provided you give the Company prompt notice of the receipt of such order and the disclosure by you is limited to only disclosure necessary for such purpose.

                                       9
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              d. If, at the time of enforcement of this Section 14, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. In the event of a material breach or threatened material breach of this Section 14, the Company, in addition to its other remedies at law or in equity, shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of the provisions of this Section 14.

          15. Assignment. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any Successor of the Company, and any such Successor shall be deemed substituted for all purposes of the "Company" under the terms of this Agreement. Successor shall mean any person, firm, corporation or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder. Except as herein provided, this Agreement may not otherwise be assigned by the Company. This Agreement is not assignable by you. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, and administrators, successors, heirs, distributes, devisees, and legatees.

          16. Indemnity. The Company will indemnify and hold you harmless both during and after the Employment Term to the fullest extent permitted by the law of the State of Delaware with regard to actions and inactions in relation to your duties as a director and officer of the Company and will, during and after the Employment Term, maintain adequate directors and officers insurance for you to cover any such liability (but in no event less than that maintained for any other director or officer).

          17. Withholding Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes.

          18. Tax Gross Ups. If a provision provides for a Tax Gross Up, it shall mean that the Company will pay to you such additional compensation as is necessary (after taking into account all federal, state and local income and payroll taxes payable by you as a result of the receipt of such additional compensation) to place you in the same after-tax position (including federal, state and local income and payroll taxes) as you would have been in had no such tax been paid or incurred.

          19. Legal Expenses. The Company will pay (i) any legal fees incurred by you associated with the negotiation and preparation of this Agreement up to Fifteen Thousand Dollars

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($15,000) and (ii) any disputes that you and the Company may have with respect to this Agreement or the breach thereof or your employment or the termination thereof or matters related to any of the foregoing, provided that you prevail in at least one material respect with respect to such dispute.

          20. Arbitration. Except as provided in Section 14 above, any controversy or claim arising out of or relating to this Agreement or the breach thereof, or your employment or the termination thereof or related matters, will be settled by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA"). The situs of the arbitration will be in St. Petersburg, Florida, or such other location agreed by the parties hereto. The decision of the arbitrator will be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Company will pay all fees and expenses of the arbitrator and the AAA.

          21. Entire Agreement. This Agreement (including the Exhibits attached hereto) contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company with regard to its subject matter.

          22. Amendment and Governing Law. This Agreement may not be amended or modified except by an express written agreement signed by you and the Company. This Agreement will be interpreted under the laws of the State of California, without regard to conflict of law provisions thereof. Any notices to be given hereunder shall be given in person, by overnight delivery service or by certified mail - return receipt requested. Notice shall be sent to the Company at its principal office and to you at your home address as reflected on the records of the Company.

                                      11a
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          We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating below.

                              Very truly yours,

                              SMART & FINAL, INC.

                              By: /s/ T. Crull
                                  ------------
                              Name: Timm F. Crull
                                 Title:  Chairman, Compensation Committee


/s/ Ross E. Roeder
- ------------------
Ross E. Roeder


Dated: May 11, 1999

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                                   Exhibit A
                                   ---------

          For purposes of this Agreement, the term "Change in Control" shall have the same meaning as ascribed to such term in the Company's 1997 Executive Severance Plan (which became effective on February 12, 1997) as in effect on the date hereof.

                                   Exhibit B
                                   ---------

          (a) In the event that you shall become entitled to payments and/or benefits provided by the Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of the Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code of 1986 or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed) the Company shall pay to you at the time specified in subsection (d) below an additional amount (the "Gross-up Payment") such that the net amount retained by you, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.

          (b) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the "Accountants") such Total Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

          (c) For purposes of determining the amount of the Gross-up Payment, you shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, you shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by you if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to you, and interest payable to the Company shall not exceed the interest received or credited to you by such tax authority for the period it held such portion. You and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if your claim for refund or credit is denied.

          In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

          (d) The Gross-up Payment or portion thereof provided for in subsection
(c) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects you to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth
(90th) day after the occurrence of the event subjecting you, to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth (5th) day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

          (e) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, you shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect you, but you shall control any other issues. In the event the issues are interrelated, you and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree you shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, you shall permit the representative of the Company to accompany you, and you and your representative shall cooperate with the Company and its representative.

          (f) The Company shall be responsible for all charges of the Accountant.

                                 LOAN AGREEMENT


        THIS LOAN AGREEMENT ("Agreement") is made and entered into as of the 23rd day of July, 1999 by and between SMART & FINAL INC., a Delaware corporation ("Company") and ROSS E. ROEDER, an individual currently employed as Chairman and Chief Executive Officer of Company ("Roeder"), based upon the following facts:

        A. Company has employed Roeder pursuant to a contractual employment agreement ("Roeder Contract") dated as of January 1, 1999; and

        B. Section 6(a) of the Roeder Contract provides for a restricted stock grant of 50,000 shares of common stock of the Company ("Restricted Stock") to Roeder; and

        C. Section 6(b) of the Roeder Contract provides that Roeder may, at his sole election under Section 83(b) of the Internal Revenue Code of 1986 make an election ("Election") with respect to the fair market value of the Restricted Stock, and the Roeder Contract further provides that the amount of any current federal, state, and local income tax and payroll tax effects to Roeder of such Election (the "83(b) Tax") will be determined by the parties and that upon request by Roeder, Company will loan to Roeder the amount of the 83(b) Tax; and

        D. Roeder has made the Election and has requested a loan in the amount of the 83(b) Tax; and

        E. Roeder and Company now mutually desire to enter into this Agreement
(i) to establish and document the amount of the 83(b) Tax, and (ii) to facilitate a loan to Roeder in the amount of the 83(b) Tax ("Loan").


        NOW, THEREFORE, based on the foregoing, and in consideration of the mutual promises contained below and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.Election.  Roeder made an Election dated June 8, 1999 with a property transfer
- -----------
  date of May 11, 1999 and a fair market value of the property on that date of $606,250.00, and Roeder has provided notice to the Company of such Election.

2.83(b) Tax.  The amount of the 83(b) Tax is determined and agreed to be
- ------------
  $273,149.03, subject to audit and revision after the filing of Roeder's personal income tax returns for the 1999 tax year.

3.  Definitions.   For purposes of this Loan Agreement the terms below are
    -----------
  defined as follows:

          "Business Day" means a day that Company's corporate offices are open for business with the general public.

          "Interest Rate" means, with respect to the Note, the lesser of, as expressed on a per annum basis: (i) the Applicable Federal Rate of interest applicable to loans between employers and employees, as reported from time to time in the Internal Revenue Bulletin; or (ii) the maximum rate of interest permitted by applicable law, whichever is lower. Interest on the New Note shall be calculated on the basis of a 360 day year for the actual number of days elapsed in the period during which it accrues.


          "Maturity Date" means the earliest of (i) December 31, 2001; or (ii) 30 days following such earlier date as may be specified by the terms of Section 6(b) of the Roeder Contract; or (iii) 15 calendar days following the full or partial sale of the Restricted Stock.


          "Note" means the promissory note to be issued pursuant to this Agreement, substantially in the form of Exhibit A hereto, and any and all Notes later issued in replacement or exchange therefor in accordance with the provisions thereof.


          "Payment Date" means the last Business Day of any July until the Indebtedness is paid in full, commencing July 31, 2000, provided, however, that
                                                        --------  -------
in the event that any Payment Date shall occur on a date which is not a Business Day, such Payment Date shall be the next following Business Day (unless such next following Business Day is the first Business Day of another calendar month, in which case such Payment Date shall be the immediately preceding Business
Day).

4.  The Indebtedness.    Company hereby agrees, on the terms and conditions set
    ----------------
    forth in this Agreement, to make the Loan to Roeder. Roeder's obligation to repay the Loan shall be evidenced by the Note. The Note shall be dated as of the date of this Agreement and shall be unsecured, but with full recourse to Roeder. The Note shall entitle the holder thereto to payments, in annual installments of interest only on the unpaid principal balance, at a rate equal to the Interest Rate, payable on each Payment Date, unless the amount of the unpaid principal balance of the Note shall qualify the Note to be exempt from the assessment of interest by the then current Internal Revenue Service guidelines. Unless sooner paid, by reason of prepayment, acceleration or otherwise, the entire unpaid principal balance of the Note, together with interest any accrued thereon, shall be due and payable on the Maturity Date.

5.  Payments.    Payments on the Note shall be made on the Payment Date by
    --------
    personal or cashier's check by the close of Company's normal business hours in Los Angeles, California on such date. In computing interest on the Note, the first date of the period ending on a Payment Date shall be included and the Payment Date shall be excluded.

6.  Prepayment.    Roeder shall have the full right to prepay the Note prior
    ----------
    to the Maturity Date, in full or in part, without the consent of Company.


7.  Representations, Warranties and Covenants of Roeder.    Roeder hereby
    ---------------------------------------------------
    represents and warrants to and covenants with Company that:


        a. Roeder has entered into this Agreement freely and without undue influence or coercion of any type by Company.

        b. Roeder shall hold the Restricted Stock for, at a minimum, the period of time specified by the plan or plans under which shares are issued.

        c. Roeder shall faithfully abide by, perform and discharge each and every obligation, covenant and agreement under this Agreement and the Note.


8.  Events of Default and Remedies. If any of the following events (each such
    ------------------------------
    event hereinafter referred to as an "Event of Default") shall have occurred and be continuing:

        a. failure of Roeder to pay any installment of interest on the Note when due and payable and the continuance of such default for a period of 30 days or to pay all or part of the principal on the Note when due and payable at maturity (whether by redemption or otherwise); or

        b. failure of Roeder to observe or perform any covenant or agreement of Roeder contained herein (other than such failure which is specifically dealt with elsewhere in this Section 8) and the continuance of such failure for a period of 30 days after there has been given to Roeder by Company a written notice specifying the default and requiring it to be remedied; or

        c. the entry of an order for relief or the filing of an involuntary petition with respect to Roeder under the United States Bankruptcy Code; Roeder shall have instituted proceedings to be adjudicated a voluntary bankrupt or shall consent to the filing of a similar proceeding against it or shall file a petition or answer or consent seeking reorganization under the United States Bankruptcy Code or similar statute or consent to the filing of such petition; the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of Roeder or Roeder makes a general assignment for the benefit of creditors.


          Upon the occurrence of an event of default specified in the preceding section then Company may by notice to Roeder, and in the case of clauses (a) through (b) of this Section 8 after a ten (10) day period after such notice during which Roeder may act to cure such default, and in the case of clause (c) of this Section 8, immediately declare the unpaid principal amount of the New Note, interest accrued thereon and all other amounts owing by Roeder hereunder to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, and an action shall immediately accrue. Company shall be further entitled to exercise every other right and power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute. No delay or omission by Company in the exercise of any right, power or remedy or in the pursuance of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of Company or to be an acquiescence therein. No waiver in respect of any event of default shall extend to any subsequent or other event of default.


9.  Miscellaneous.
    -------------

        a.  Notices.  Any notice required or permitted under this Agreement or
            -------
by law in respect of this Agreement, shall be in writing and shall be deemed effective, when personally delivered or if sent by registered or certified mail, three Business days after the date of delivery to the post office, or if sent by overnight delivery when received, in each case addressed to the person required to receive same at the following addresses:

        If to Roeder:    Ross E. Roeder

        If to Company:   Smart & Final Inc.
                         600 Citadel Drive
                         City of Commerce, CA  90040
                         Attn:  Donald G. Alvarado, Esq.

        b.  Survival.  All covenants, agreements, representations and warranties
            --------
contained in this Agreement, or any document, agreement or instrument delivered pursuant hereto shall survive the expiration or other termination of this Agreement.

        c.  Amendments and Waivers.  The terms of this Agreement shall not be
            ----------------------
waived (except as expressly provided in Section 8 above), altered, modified, supplemented or terminated in any manner whatsoever except by written instrument signed by Roeder and Company.

        d.  Governing Law.  This Agreement shall be governed by, and construed
            -------------
in accordance with, the laws of the State of California.

        e.  Entire Agreement.   This Agreement and the other agreements and
            ----------------
documents referred to herein constitute the final and entire expression of the agreement with respect to the matters contemplated hereby.

        f.  Invalidity of Provisions.  Any provision of this Agreement which
            ------------------------
may be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        g.  Headings. Any headings or captions preceding the individual sections
            --------
hereof are intended solely for the convenience of the parties and shall not alter or vary the meaning, construction or effect of this Agreement.

        h.  Successors and Assigns.  The provisions of this Agreement shall be
            ----------------------
binding upon and shall inure to the benefit of Roeder and Company and their respective successors and assigns, except that Roeder may not assign his rights and obligations hereunder without the express written consent of the Company.


  IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed as of the date first written above.


"Roeder":                                       For "Company"
                                                SMART & FINAL INC.,

                                                a Delaware corporation


/s/ ROSS E. ROEDER                              By: /s/ Richard N. Phegley
- ------------------------                           --------------------------
ROSS E. ROEDER                                     Vice President & Treasurer
                                                _______________________

                                PROMISSORY NOTE


$273,149.03                                                Dated: July 23, 1999


FOR VALUE RECEIVED, the undersigned, ROSS E. ROEDER, an individual ("Borrower"), HEREBY PROMISES TO PAY to the order of SMART & FINAL INC., a Delaware corporation ("Lender") the principal sum of Two-Hundred Seventy-Three Thousand One-Hundred Forty-Nine Dollars and Three Cents ($273,149.03).
The Borrower promises to pay interest on the unpaid principal sum of this Promissory Note from the date hereof until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Loan Agreement (as defined below).
Both principal and interest are payable in lawful money of the United States of America in same day funds to the Lender in accordance with the provisions of Sections 4 and 5 of the Loan Agreement.
This Promissory Note is the Note referred to in, and is entitled to the benefits of, the Loan Agreement dated as of July 23, 1999 (as the same may be amended, supplemented or otherwise modified from time to time, "Loan Agreement") among the Borrower and the Lender. The Loan Agreement contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.
This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of California.


                                        "BORROWER"


                                        /s/ ROSS E. ROEDER
                                        ------------------
                                        Ross E. Roeder

                                                                    Page 9 of 22